NYLIM ACTIVE ETF TRUST 485BPOS

Exhibit (e)(1)(b)

AMENDMENT 14

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of September 16, 2026 (the “Effective Date”):

Term	Means
“Existing Agreement”	The Distribution Agreement between ALPS and the Trust dated April 16, 2018, as amended
“ALPS”	ALPS Distributors, Inc.
“Trust”	NYLIM Active ETF Trust

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS DISTRIBUTORS, INC.		NYLIM ACTIVE ETF TRUST
By:	/s/ Stephen Kyllo	By:	/s/ Kirk C. Lehneis
Name:	Stephen Kyllo	Name:	Kirk C. Lehneis
Title:	Senior Vice President & Director	Title:	President

Distribution Agreement Amendment 14

Schedule A to this Amendment

Amendments

As of the Effective Date, the Existing Agreement is amended as follows:

1.	Appendix A of Exhibit 1 to the Agreement is hereby deleted in its entirety and replaced with the following new Appendix A:

APPENDIX A

LIST OF FUNDS1

Effective as of September 16, 2026

NYLIM CBRE Real Estate & Infrastructure ETF

NYLIM International Small-Mid Cap Equity ETF

NYLIM Investment Grade CLO ETF

NYLIM MacKay California Muni Intermediate ETF

NYLIM MacKay Core Plus Bond ETF

NYLIM MacKay High Income ETF

NYLIM MacKay Muni Allocation ETF

NYLIM MacKay Muni High Income ETF

NYLIM MacKay Muni Insured ETF

NYLIM MacKay Muni Intermediate ETF

NYLIM MacKay Muni Short Duration ETF

NYLIM MacKay Securitized Income ETF

NYLIM Winslow Focused Large Cap Growth ETF

NYLIM Winslow Large Cap Growth ETF

ALPS DISTRIBUTORS, INC.		NYLIM ACTIVE ETF TRUST
By:	/s/ Stephen Kyllo	By:	/s/ Kirk C. Lehneis
Name:	Stephen Kyllo	Name:	Kirk C. Lehneis
Title:	Senior Vice President & Director	Title:	President

1 This Appendix A may be amended upon execution of an updated Appendix A signed by the Parties hereto.

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.